Exhibit 99(d)
NEWS

HOUSTON INDUSTRIES INCORPORATED
P.O. BOX 4567 -HOUSTON, TEXAS 77210 - (713) 629-3000
FOR FURTHER INFORMATION: Dan Bulla (713) 629-3120, Sandy Fruhman (713) 629-3123 FOR RELEASE: Thursday, July 6, 1995

              HOUSTON INDUSTRIES CLOSES $2.4 BILLION CABLE TV SALE

     Houston Industries Incorporated (HI) today closed the sale of its cable television subsidiary, KBLCOM Incorporated, to Time Warner, Inc. (TW) in a deal valued at nearly $2.4 billion.

     Originally announced in January, the sale gives HI one million shares of TW common stock and 11 million shares of TW convertible preferred stock, with a total value of approximately $1.1 billion. In addition, TW assumed approximately $650 million of KBLCOM external debt and other liabilities and purchased HI/KBLCOM intercompany debt for approximately $620 million cash.

     Based on estimated TW stock values, HI anticipates recording a gain of about $740 million on the sale, inclusive of $91 million reported in the first quarter of 1995. Due to the appreciation in the value of TW common stock since announcement of the transaction, this gain is approximately $90 million higher than previously announced.

     The preferred stock will pay an annual dividend of $3.75/share until the earlier of July 6, 1999 or conversion and, along with dividends on the common stock, will provide HI with an estimated $37 million annually in after-tax dividend income.

     "This sale will enable us to strengthen our balance sheet, reduce debt expenses, and will enhance earnings both as a result of lower interest costs and the dividend stream from the TW securities," noted Dan Bulla, HI's director of financial relations.

     "It positions us well to deal with increased competition in our core businesses, and gives us the financial flexibility to take advantage of opportunities which may arise in those businesses. I believe that investor expectations for the positive impact of this sale are a major reason our stock (HOU-NYSE) price and total return have outpaced the S&P Industrial Index and have approximately doubled the S&P Electric Index for 1995."

     The KBLCOM cable systems serve approximately 700,000 subscribers in San Antonio and Laredo, Texas, the Minneapolis area, Portland, Oregon and Orange County California. The sale also included KBLCOM's 50% interest in a cable TV joint venture with Time Warner which serves about 972,000 subscribers.

     Houston Industries is a $4 billion annual revenue holding company headquartered in Houston, Texas. Its largest subsidiary is Houston Lighting & Power Company, one of the 10 largest electric utilities in the U.S. Its other principal subsidiary is Houston Industries Energy, which is involved in international electric power management and development projects. HIE's current projects are located in Argentina, India and the United States.